Exhibit 10.1

AMENDMENT AND EXTENSION TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT AND EXTENSION TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into and effective on January 8, 2014 (the “Effective Date”), and as of the Effective Date amends and extends the Employment Agreement dated January 8, 2008 by and between ZIOPHARM ONCOLOGY, INC. (hereinafter the “Company”), and Jonathan J. Lewis (hereinafter “Executive”) otherwise scheduled to expire on January 8, 2014 (the “Employment Agreement”). All capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Employment Agreement.

RECITALS

WHEREAS, the previously extended Term of the Employment Agreement is scheduled to expire on January 8, 2014, and the Company and Executive each desire that Executive’s employment with the Company continue to be governed by terms and conditions of the Employment Agreement for an additional one year period, which period may be further extended by mutual written agreement of Executive and the Company following further deliberations among Executive and the Company’s Board of Directors (or, if applicable, the Compensation Committee thereof).

WHEREAS, the Company and Executive also wish to amend the Employment Agreement as of the Effective Date to reflect: (i) that upon any termination of Executive’s employment, any then accrued and unused vacation will be timely paid to Executive, and (ii) that during the Term Executive’s accrued and unused vacation may be carried forward to future calendar years, subject to the limitations and pursuant to the terms of the Company’s generally applicable vacation policy, and (iii) compliance with the requirements of Section 409A of the Internal Revenue Code to the extent applicable to Executive’s severance benefits.

NOW, THEREFORE, the Company and Executive, in consideration of the mutual promises set forth herein, agree that the Employment Agreement is hereby amended as of the Effective Date as follows:

ARTICLE 1

AMENDMENTS

1.1 Extension of Term. The “Term” of Executive’s employment under the Agreement shall be extended for a period of one (1) year expiring on January 8, 2015, which period may be further extended by mutual written agreement of Executive and the Company following further deliberations among Executive and the Company’s Board of Directors (or, if applicable, the Compensation Committee thereof).

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1.2 Vacation Benefit Changes. Section 5(g) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“Vacation. The Executive shall, during the Term, be entitled to a vacation of four (4) weeks per annum, in addition to holidays observed by the Company. During the Term, the Executive shall be entitled to carry forward accrued and unused vacation to the next year of employment, subject to the limitations and pursuant to the terms of the Company’s generally applicable vacation policy. Notwithstanding anything to the contrary set forth in Section 10 of this Agreement or elsewhere in this Agreement, upon any termination of Executive’s employment, the Company will provide timely payment to Executive in settlement of any then accrued but unused vacation.”

1.3 Section 409A Compliance Amendment. Section 10(h) of the Agreement is hereby amended and restated in its entirety as follows:

“Subject to the provisions below, the time for payment of amounts due following the Executive’s termination of employment pursuant to this Section 10 shall be determined in accordance with the Company’s regular payroll and bonus payment practices. Subject to the provisions below, payments of Base Salary following separation from service shall be made semi-monthly at the same times as, and in accordance with, the Company’s regular payroll payments. Payments for Performance Bonus, Discretionary Bonus or expense reimbursements accrued with respect to periods of service completed prior to the Executive’s separation from service, but unpaid at the time of termination of employment, shall be due and payable at the same times as they otherwise would be due in accordance with the Company’s regular expense reimbursement and bonus payment practices (i.e., Performance Bonus within the 30 day period that commences following the end of the Bonus Calculation Year; Discretionary Bonus within the 2 month period that commences following the end of a calendar year for which bonus is granted), and payments in lieu of Performance Bonus for the Bonus Calculation Year in which termination of employment occurs or for any Bonus Calculation Year following termination of employment, payable pursuant to Section 10(c), 10(d), or 10(e) above, shall be payable at the same time as they otherwise would be due in accordance with this Agreement if the Executive’s employment had not terminated.

Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided under this Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i). If Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A to Executive, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death. The severance benefits are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.”

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ARTICLE 2

GENERAL PROVISIONS

2.1 Impact of Amendment. Except as expressly amended by this Amendment, the terms of the Employment Agreement remain in full force and effect.

2.2 Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York, without giving effect to its principles of conflicts of law.

2.3 Validity. The invalidity or unenforceability of any provision of this Amendment or the Employment Agreement shall not affect the validity or enforceability of any other provision of this Amendment or the Employment Agreement, which shall remain in full force and effect.

2.4 Controlling Document. In case of conflict between any of the terms and condition of this Amendment and the Employment Agreement herein referred to, the terms and conditions of this Amendment shall control.

2.5 Executive Acknowledgment. Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Amendment, and has been advised to do so by the Company, and (b) that he has read and understands the Amendment, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

2.6 Counterparts. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one and the same document.

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Executed by the parties hereto on the date(s) set forth below:

COMPANY:

ZIOPHARM ONCOLOGY, INC.

BY:	/s/ Caesar J. Belbel
CAESAR J. BELBEL
SENIOR VICE PRESIDENT AND CHIEF LEGAL OFFICER

Dated:	January 8, 2014

EXECUTIVE:

/s/ Jonathan J. Lewis
JONATHAN J. LEWIS

Dated:	January 8, 2014

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